As filed with the Securities and Exchange Commission on October 25, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VALLEY BANCORP

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	88-0493760 (I.R.S. employer identification no.)

3500 W. Sahara Avenue, Las Vegas, Nevada 89102 (702) 221-8600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1999 Nonqualified Stock Option Plan, as amended
1999 Employee Stock Option Plan, as amended
(Full title of plan)

Copies of communications to:

WILLIAM E. BARTHOLDT, ESQ.	BARRY L. HULIN
Graham & Dunn PC	President and Chief Executive Officer
2801 Alaskan Way, Suite 300	3500 W. Sahara Avenue,
Seattle, Washington 98121	Las Vegas, Nevada
(206) 340-9647	(702) 221-8600

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount	offering price	Aggregate offering	Amount of
be registered	to be registered(1)	per share(2)	price(2)	registration fee
Common shares	303,625 (1)	$23.85	$7,241,456.20	$917.49

Notes:

     1.   Shares of Registrant’s Common Stock issuable upon exercise of options outstanding under the Registrant’s 1999 Nonqualified Stock Option Plan, as amended and 1999 Employee Stock Option Plan, as amended (collectively, the “Plans”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plans as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.

     2.   Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (“Securities Act”), the price per share is estimated to be $ 23.85, based upon the average of the high ($24.10) and the low ($23.60) trading prices of the common stock, $0.73 par value per share of Valley Bancorp as reported on the Nasdaq National Market on October 21, 2004.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Valley Bancorp (“Company” or “Registrant”) will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) to each participant in the Company’s Plans as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     (a) The Registrant’s Registration Statement on Form S-1 filed with the Commission on July 12, 2004 and amended August 26th and September 10, 2004 (File No. 333-117312), pursuant to the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year.

     (b) The Registrant’s Registration Statement on Form 8-A filed with the Commission on September 21, 2004 (File No. 000-50950), pursuant to the Exchange Act.

     (c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since filing the Registration Statement on Form S-1 referred to in (a) above.

     (d) The description of the Registrant’s Common Stock contained in the Registration Statement on Form S-1, filed with the Commission on July 12, 2004 and amended August 26th and September 10, 2004 (File No. 333-117312), including any amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares offered pursuant to the Plans will be passed upon by Stephens, Gourley & Bywater.

Item 6. Indemnification of Directors and Officers.

     The Company’s Bylaws provide that it will indemnify any individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding to the full extent permitted by the Nevada Revised Statutes (“NRS”). As permitted by the NRS, the Company will indemnify a director or officer if the individual acted in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The NRS does not permit indemnification as to any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that in view of all of the circumstance of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     The Company has a Directors’ and Officers’ Liability Insurance Policy that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Stephens, Gourley & Bywater, Registrant’s Nevada counsel, regarding legality of the Common Stock being registered

23.1	Consent of Stephens, Gourley & Bywater (included in Exhibit 5.1)

23.2	Consent of McGladrey & Pullen, LLP

24.1	Powers of Attorney (included in the Signature Page)

99.1	1999 Nonqualified Stock Option Plan, as amended *

99.2	Form of Nonqualified Stock Option Agreement *

99.3	1999 Employee Stock Option Plan, as amended *

99.4	Form of Employee Stock Option Agreement*

* Incorporated by reference to Exhibits 10.1 – 10.4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-117312), as amended.

Item 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

          1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

          2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 22, 2004.

VALLEY BANCORP
By:	/s/ Barry L. Hulin
Barry L. Hulin
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Barry L. Hulin and Dick Holtzclaw, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in the capacities indicated on September 22, 2004.

Signature	Title
/s/ Barry L. Hulin	President, Director and CEO
(Principal Executive Officer)
Barry L. Hulin

/s/ Dick Holtzclaw	Chief Financial Officer
(Principal Financial and Accounting Officer)
Dick Holtzclaw

/s/ George A. Brizendine	Director

George A. Brizendine

/s/ Don Hamilton	Director

Don Hamilton

Signature	Title
/s/ Mary Hausch	Director

Mary Hausch

/s/ Thomas J. Krob	Director

Thomas J. Krob

/s/ James A. McKellar	Director

James A. McKellar

/s/ Dick Rottman	Director

Dick Rottman

/s/ William E. Snyder	Director

William E. Snyder

/s/ Dan Stewart	Director

Dan Stewart

/s/ Gary Vause	Director

Gary Vause

INDEX OF EXHIBITS

Exhibit Number	Description
5.1	Opinion of Stephens, Gourley & Bywater, Registrant’s Nevada counsel, regarding legality of the Common Stock being registered

23.1	Consent of Stephens, Gourley & Bywater (included in Exhibit 5.1)

23.2	Consent of McGladrey & Pullen, LLP

24.1	Powers of Attorney (included in the Signature Page)

99.1	1999 Nonqualified Stock Option Plan, as amended *

99.2	Form of Nonqualified Stock Option Agreement *

99.3	1999 Employee Stock Option Plan, as amended *

99.4	Form of Employee Stock Option Agreement*

* Incorporated by reference to Exhibits 10.1 – 10.4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-117312), as amended.